                [Wilson Sonsini Goodrich & Rosati Letterhead]






                                        April 17, 1997

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
ATTN: Thomas A. Jones, Senior Counsel
      Mail Stop 7-6

      RE: SPECTRX, INC. REGISTRATION STATEMENT ON FORM 8-A (FILE N0. 000-22179)

Dear Mr. Jones:

      On behalf of SpectRx, Inc., a Delaware corporation (the "Company"), we hereby withdraw the Company's Registration Statement on Form 8-A
(File No. 000-22179) filed with the Securities and Exchange Commission on February 28, 1997, in order to prevent the 8-A from taking effect prior to the effectiveness of the Company's Registration Statement on Form S-1.

      Should you have any questions or comments, please contact Bob Brownell or me at (415)493-9300.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ William B. Owens, Jr.

                                        William B. Owens, Jr.

cc:  Mark A. Samuels
     Bill Horton